Exhibit 2.2



                                   ANNEX A-1


                               AMENDING AGREEMENT


     This AMENDING AGREEMENT (this "Agreement") is made and entered into as of May 16, 2002, among BIOMARIN PHARMACEUTICAL INC. ("BioMarin"), a corporation existing under the laws of Delaware, BIOMARIN ACQUISITION (NOVA SCOTIA) COMPANY, an unlimited liability company existing under the Companies Act (Nova Scotia) and a wholly owned Subsidiary of BioMarin ("BioMarin Nova Scotia") and GLYKO BIOMEDICAL LTD., a corporation existing under the laws of Canada ("Glyko").


                                    RECITALS

         A. BioMarin, BioMarin Nova Scotia and Glyko have entered into an Acquisition Agreement for a Plan of Arrangement (the "Acquisition Agreement") dated February 6, 2002.

         B. The parties desire to amend certain terms of the Acquisition Agreement as set forth herein.

         C. Capitalized terms used herein, if not otherwise defined, shall have the meanings given to them in the Acquisition Agreement.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Acquisition Agreement shall be amended as follows:

                                    AMENDMENT

         1.1 The reference to May 31, 2002 in Section 5.2(a) of the Acquisition Agreement shall be amended to refer to August 30, 2002 such that
Section 5.2(a) shall read as follows:

         "5.2     Meeting of Glyko Shareholders

                   (a) Promptly after the date hereof, Glyko will take all action pursuant to the requirements of the CBCA, the Interim Order, Canadian Securities Legislation (and all other applicable securities laws), the TSE and Glyko Charter Documents to convene the Glyko Shareholders Meeting to be held as promptly as practicable, and in any event Glyko will use its commercially reasonable efforts to convene such meeting not later than August 30, 2002 for the purpose of voting upon the Continuance and the Arrangement. Glyko shall ensure that the Glyko Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Glyko

Shareholders Meeting are solicited, in compliance with all applicable Legal Requirements (including the Interim Order and Glyko Charter Documents). Glyko's obligation to call, give notice of, convene and hold the Glyko Shareholders Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal. Subject to any withheld, withdrawn, amended or modified recommendation of the Glyko Board of Directors in accordance with Section 5.2(c), Glyko will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Arrangement. Notwithstanding anything to the contrary contained in this Agreement, Glyko may adjourn or postpone the Glyko Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Circular is provided to Glyko's shareholders in advance of a vote on the Continuance or the Arrangement or, if as of the time for which the Glyko Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Circular) there are insufficient Glyko Common Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Glyko Shareholders Meeting."

         1.2 The reference to May 31, 2002 in Section 5.3 of the Acquisition Agreement shall be amended to refer to August 30, 2002 such that
Section 5.3 shall read as follows:

          "5.3    Meeting of BioMarin Stockholders. Promptly after the date
hereof, BioMarin will take all action pursuant to the requirements of the Delaware General Corporation Law, the United States 1933 Act, the United States 1934 Act (and all other applicable securities laws), Nasdaq, SWX Swiss Exchange and BioMarin Charter Documents to convene the BioMarin Stockholders Meeting to be held as promptly as practicable, and in any event BioMarin will use its commercially reasonable efforts to convene such meeting not later than August 30, 2002 for the purpose of considering the approvalof the Arrangement including, without limitation, the issuance of the BioMarin Common Stock in connection with the Arrangement."

         1.3 The reference to June 15, 2002 in Section 8.1(b) of the Acquisition Agreement shall be amended to refer to August 30, 2002 such that
Section 8.1(b) shall read as follows:

         "8.1     Termination

         ...

                  (b) by either Glyko or BioMarin if the Arrangement shall not have been consummated by August 30, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;"

         1.5 All terms and conditions of the Acquisition Agreement, as amended as set forth herein, shall remain in full force and effect.

                              GENERAL PROVISIONS

         2.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         2.2 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         2.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement:
(a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the state of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California;
(c); each of the parties hereby waives, and agrees not to assert in any such action, any claim that it is not personally subject to the jurisdiction of such court, that the action is brought in an inconvenient forum or that the venue of the action is improper; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2 of the Acquisition Agreement.

         2.4 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         2.5 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that (i) neither this Agreement nor any of Glyko's rights hereunder may be assigned by Glyko without the prior written consent of BioMarin and (ii) neither this Agreement nor any of BioMarin's or BioMarin Nova Scotia's rights hereunder may be assigned by BioMarin or BioMarin Nova Scotia without the prior written consent of Glyko (other than an assignment to a direct or indirect wholly-owned Subsidiary of BioMarin provided that such assignment shall not release BioMarin from liability hereunder), and any attempted assignment of this Agreement or any of such rights by Glyko or BioMarin and BioMarin Nova Scotia, as the case may be, without such consent or except as provided for herein shall be void and of no effect.

         2.6 WAIVER OF JURY TRIAL. EACH OF BIOMARIN, BIOMARIN NOVA SCOTIA AND GLYKO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BIOMARIN, BIOMARIN NOVA SCOTIA AND GLYKO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         2.7 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder commenced or initiated after the Effective Date, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

----------------------------------------------------- --------------------------
                                      BIOMARIN PHARMACEUTICAL INC.

                                      By:       /s/ Christopher M. Starr
                                                ------------------------
                                      Name:     Christopher M. Starr, Ph.D.

                                      Title:    Secretary


                                      BIOMARIN ACQUISITION (NOVA SCOTIA) COMPANY

                                      By:       /s/ Christopher M. Starr
                                                ------------------------
                                      Name:     Christopher M. Starr, Ph.D.

                                      Title:    President


                                      GLYKO BIOMEDICAL LTD.

                                      By:       /s/ Joerg Gruber
                                                ----------------
                                      Name:     Joerg Gruber

                                      Title:    Chairman